                                                                   Exhibit 10.1



                                                   April 29, 2003


Mr. James L. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York  11714

Dear Jim:

                  This letter will confirm the terms of your employment by Cablevision Systems Corporation (the "COMPANY").

                  You shall continue to be employed as President and Chief Executive Officer for a four-year period ending December 31, 2007, with possible one-year extensions as provided below. It is also expected that you will continue to be nominated for election as a director of the Company during the period you serve as President and Chief Executive Officer. You agree to devote substantially all of your business time and attention to the business and affairs of the Company. Subject to such continuing rights as each party may have hereunder, either you or the Company may terminate your employment hereunder at any time. Your employment term will automatically be extended for additional one-year periods effective as of December 31, 2004 (I.E., to December 31, 2008), 2005 (I.E., to December 31, 2009) and 2006 (I.E., to December 31, 2010) unless either party notifies the other in writing of its election not to extend by the preceding October 31.

                  Your annual base salary will be a minimum of $1,600,000, subject to annual review and increase by the Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE") in its discretion. Your base salary shall not be reduced during the time of this Agreement.

                  Your annual bonus will have a target of 150% of your annual base salary, and may range from 0% to 300% of your annual base salary, as the Compensation Committee shall determine in its discretion.

                  You will receive, reasonably promptly after the execution of this Agreement, an award of stock options with a 10 year term covering 250,000 shares of Class A Common Stock with an exercise price equal to fair market value of the underlying stock on the date of grant and vesting in equal one-third installments on each of the first three anniversaries of the grant. The options will be issued under the Company's Employee Stock Plan.

                  You will receive, reasonably promptly after the execution of this Agreement, an award of 250,000 shares of restricted Class A Common Stock under

Mr. James L. Dolan                                                          -2-


the Company's Employee Stock Plan, the restrictions on which and other provisions of which will be the same as those applying to comparable awards to other senior executives of the Company and will expire on the fourth anniversary of the grant.

                  You will receive a performance award covering a three-year performance period on January 1, 2004. The size and other terms of the award will be determined by the Compensation Committee in its discretion.

                  You will continue to participate in all employee benefits and future grants (including stock options, stock appreciation and conjunctive rights, performance awards, deferred compensation, incentive plans and similar programs) at the level available to senior management of the Company.

                  You and the Company agree to be bound by the additional covenants applicable to each that are set forth in ANNEX B, which shall be deemed to be part of this Agreement.

                  If your employment with the Company is terminated (i) for any reason by you during the thirteenth calendar month following a "Change in Control" of the Company, (ii) by the Company, or (iii) by you for "Good Reason," and at the time of such termination under clauses (i), (ii) or (iii) "Cause" does not exist, then, subject to your execution and delivery of the Company's then standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, general releases, and non-competition, non-solicitation, non-disparagement, confidentiality and conflict of interest provisions substantially similar to those set forth in ANNEX B, the Company will provide you with the following benefits and rights:

         1. An upfront severance payment in an amount determined at the discretion of the Compensation Committee, but in no event less than $40,000 plus three times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates;

         2. Continued payment of premiums on the existing whole life insurance policies on your life with Mass Mutual and New York Life until (i) they are paid in full or (ii) the cash value of each such policy is sufficient that all future premiums necessary to keep such policy in force may be paid by borrowing within such policy against such cash value without decreasing the death benefit;

         3. All of your outstanding incentive and/or performance grants and awards (and similar plans and programs) shall be deemed vested and/or earned (as applicable), and all restrictions on any restricted stock granted to you under plans of the Company shall be eliminated;

Mr. James L. Dolan                                                          -3-


         4. The immediate vesting of all stock options and conjunctive rights awards granted to you under plans of the Company and the continuation of the right to exercise those options and awards for the remainder of the term of such options and awards, irrespective of the termination of your employment; and

         5. The right to enter into a consulting agreement with the Company containing the following terms and other customary terms:

                  a. The terms of such consulting agreement shall be four years from the date your employment ceases;

                  b. During such term you shall provide advice and counsel to the Company as requested but for no more than 80 hours in any calendar month. Also, you shall continue to serve as a director of the Company if the Company shall so request and you are so elected;

                  c. During the first year of such term your compensation shall be $1,000,000 and your compensation shall thereafter be reviewed annually by the Compensation Committee and shall be such amount as the Compensation Committee shall determine, in its discretion, but not less than $1,000,000; and

                  d. During such term you shall be provided with an office and adequate support.

                  If you cease to be an employee of the Company as a result of your death or physical or mental disability, you (or your estate or beneficiary) will receive payment of all your outstanding bonus and restricted share and deferred compensation awards; the right to receive payment of all outstanding performance awards, at such time, if any, as such awards shall be earned (as if you remained in the continuous employ of the Company through the payment date); and the right to exercise all your stock option and stock appreciation and conjunctive rights awards for the remainder of the term of this Agreement or for a period of one year, if greater, whether or not such awards shall be due and exercisable at the time and all restrictions on any restricted stock shall be eliminated.

                  If you cease to be employed by the Company for any reason other than your being terminated for Cause, you shall be deemed to have retired and you shall have three years to exercise outstanding stock options and conjunctive rights, unless you are afforded a longer period for exercise pursuant to another provision of this Agreement.

Mr. James L. Dolan                                                          -4-


                  The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.

                  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  You and the Company agree to resolve any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in ANNEX B) or any aspect of your employment with the Company or the termination of that employment (together, an "EMPLOYMENT MATTER") as provided in ANNEX C, which shall be deemed to be part of this Agreement.

                  TO THE EXTENT PERMITTED BY LAW, YOU AND THE COMPANY WAIVE ANY AND ALL RIGHTS TO THE JURY TRIAL WITH RESPECT TO ANY EMPLOYMENT MATTER.

                  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

                  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties' intention that this Agreement not be construed more strictly with regard to you or the Company. From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or arrangements between the parties (and you shall not be eligible for severance benefits under any plan, program or policy of the Company).

                  Certain capitalized terms used herein have the meanings set forth in ANNEX A hereto.

                                         CABLEVISION SYSTEMS CORPORATION


                                         /s/ Charles F. Dolan
                                         ----------------------------
                                         By:   Charles F. Dolan
                                         Title: Chairman

Accepted and Agreed:

/s/ James L. Dolan
------------------------
       James L. Dolan

                                                                        ANNEX A



                                DEFINITIONS ANNEX

                 (This Annex constitutes part of the Agreement)

                  "CAUSE" means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of NOLO CONTENDERE, or imposition of unadjudicated probation for any felony or crime involving moral turpitude.

                  Termination for "GOOD REASON" means that (i) without your consent, (A) your base salary, bonus target or title as an employee is reduced,
(B) the Company requires that your principal office be located outside of Nassau County or Manhattan, (C) the Company materially breaches its obligations to you under this Agreement, (D) you are no longer the chief executive officer of the Company or the Chairman of Madison Square Garden, (E) you no longer report directly to the Chairman of the Board of Directors of the Company, or (F) your responsibilities are materially diminished, (ii) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (iii) the Company has not corrected such action within 15 days of receiving such notice, and (iv) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (i) above.

                  "CHANGE IN CONTROL" means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of (i) the power to direct the management of substantially all the cable television systems then owned by the Company in the New York City Metropolitan Area (as hereinafter defined) or (ii) after any fiscal year of the Company in which all the systems referred to in clause (i) above shall have contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all its assets. Net revenues shall be determined by independent accountants of the Company in accordance with generally accepted accounting principles consistently applied and certified by such accountants. "NEW YORK CITY METROPOLITAN AREA" means all locations within the following counties (A) Manhattan (New York County), Richmond, Kings, Queens, Bronx, Nassau, Suffolk, Westchester, Rockland, Orange, Putnam, Sullivan, Dutchess, and Ulster in New York State; (B) Hudson, Bergen Passaic, Sussex, Warren, Hunterdon, Somerset, Union, Morris, Middlesex, Mercer, Monmouth, Essex and Ocean in New Jersey; (C) Pike in Pennsylvania; and (D) Fairfield and New Haven in Connecticut.

                                                                        ANNEX B


                              ADDITIONAL COVENANTS

                 (This Annex constitutes part of the Agreement)


                  You agree to comply with the following covenants in addition to those set forth in the Agreement.

CONFIDENTIALITY

                  You agree to keep confidential and otherwise refrain from accessing, discussing, copying, disclosing or otherwise using Confidential Information (as hereinafter defined).

                  As used in this Agreement, "CONFIDENTIAL INFORMATION" is information of a commercially sensitive, proprietary or personal nature and includes, but is not limited to, information and documents that the Company has designated or treated as confidential. It also includes, but is not limited to, financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about the Company's on-line data, telephone, internet service provider, cable television, programming (including sports programming), advertising, retail electronics, PCS, DBS, theatrical, motion picture exhibition, entertainment or other businesses; plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreement with third parties and third party trade secrets; information about the Company's employees, players, coaches, agents, teams or rights, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to the Company's business activities, communications, ventures or operations.

                  If disclosed, Confidential Information could have an adverse effect on the Company's standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates, subsidiaries, officers, directors, employees, teams, players, coaches, consultants or agents.

                  Notwithstanding the foregoing, the obligations of this section, other than with respect to subscriber information, shall not apply to Confidential Information which is:

         a)       already in the public domain;

         b) disclosed to you by a third party with the right to disclose it in good faith; or

         c) specifically exempted in writing by the Company from the applicability of this Agreement.

                  Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure.

NON-COMPETE

                  You acknowledge that due to your executive position in the Company and your knowledge of the Company's confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Cablevision, you will not represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A "COMPETITIVE ENTITY" shall mean (i) any company that competes with any of the Company's or its affiliates' professional sports teams in the New York metropolitan area; (ii) any company that competes with any of the Company's cable television, telephone or on-line data businesses in the New York greater metropolitan area or that competes with any of the Company's programming businesses, nationally or regionally; or (iii) any trade or professional association representing any of the companies covered by this paragraph, other than the National Cable Television Association and any state cable television association. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. This agreement not to compete will become effective on the date of the Agreement and will expire upon the first anniversary of the date of your termination of employment with the Company.

ADDITIONAL UNDERSTANDINGS

                  You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns.

                  This agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

                  In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the "MATERIALS"). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

FURTHER COOPERATION

                  Subject to the terms of any consulting agreement entered into pursuant to this Agreement, following the date of termination of your employment with the Company (the "EXPIRATION DATE"), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation ion behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, teams, players, coaches, guests, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $8,400 per day for each day or part thereof, within 30 days of approved invoice therefore.

                  Unless the Company determines in good faith that you have committed any malfeasance during your employment by the Company, the Company agrees that its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the "Additional Understandings" provision to the contrary, you may make a proportional response thereto.

                  The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

NON-HIRE OR SOLICIT

                  You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity's interest) any current employee of the Company, or any of its subsidiaries or affiliates, for the term of the Agreement and until one year after the termination of your employment. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.

                                                                        ANNEX C

                               DISPUTE RESOLUTION

                 (This Annex constitutes part of the Agreement)

                  Any controversy or claim between you and the Company relating to an Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the "AAA") under its Commercial Arbitration Rules then in effect. However, the AAA's Commercial Arbitration Rules will be modified in the following ways: (i) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential, all evidence and other information presented to the arbitrator, (iii) there will be no authority to award punitive damages (and you and the Company agree not to request any such award), (iv) there will be no authority to amend or modify the terms of this Agreement (and you and the Company agree not to request any such amendment or modification), (v) a decision must be rendered within ten business days of the parties' closing statements or submission of post-hearing briefs, and (vi) the arbitration shall be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of the arbitration, one selected by the Company within the same period and the third selected jointly by the arbitrators selected by you and the Company or, if they are unable to so agree upon an arbitrator who accepts the appointment within 30 days of the commencement of the arbitration, an arbitrator shall be appointed by the AAA; provided, however, that such arbitrator shall be a partner or former partner at a nationally recognized law firm.

                  You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under the immediately preceding paragraph. Also, the Company may bring such an action or proceeding, in addition to its rights under, and notwithstanding, the immediately preceding paragraph and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any of the covenants in ANNEX
B. You agree that (i) violating any of the covenants in ANNEX B would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of the covenants in ANNEX B, (iii) no bond bill needs to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of the covenants in ANNEX B would be difficult to calculate and that remedies at law would be inadequate.

                  YOU AND THE COMPANY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK OVER ANY EMPLOYMENT MATTER THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO THE NEXT PRECEDING paragraph. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (i) acknowledge that the forum stated in this paragraph has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this paragraph in the forum stated in this paragraph,
(iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this paragraph and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of the next preceding paragraph and this paragraph.










                                      -2-